Exhibit 10.50

July 28, 2015

Jeffery Brinza

7958 Branch Dr.

Brighton, MI 48116

Re:          Employment Terms

Dear Jeff:

Atterocor, Inc. (the “Company”) is pleased to offer you the position of Senior Vice President Administration and General Counsel on the following terms.

You will be responsible for leading the Company’s corporate administration and legal initiatives. This includes, but is not limited to, providing senior management with effective advice on company strategies and their implementation, reviewing and negotiating contracts, and obtaining and overseeing the work of outside counsel. You will report to Julia C. Owens, CEO of the Company. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your compensation will be $255,000, less payroll deductions and all required withholdings. You will be paid semi-monthly. Because your position is classified as exempt, you will not be eligible for overtime premiums. You will be eligible to receive an annual bonus (which shall be prorated for the fiscal year ending December 31, 2015) up to a maximum of 25% of your total compensation received during the most recently completed fiscal year, less payroll deductions and all required withholdings, with any such bonus to be determined at the sole discretion of the Company and its Board of Directors.

You will be eligible for standard Company benefits. At this time, the Company has established a benefits package for employees, that includes health insurance coverage, a 401(k) savings plan, flexible savings plan and paid vacation, and you will be eligible for other benefits as they become available. The Company may modify compensation and benefits from time to time in its discretion.

The Company intends to grant you, subject to approval by the Company’s Board of Directors, a stock option to purchase 212,786 shares (the “Option”) of Common Stock of the Company at fair market value as determined by the Board as of the date of grant, which the Board will determine following the receipt and adoption of an independent third party valuation of the Company’s common stock. The Option will be subject to the terms and conditions of the Company’s equity incentive plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either your Option is fully vested or your employment ends, whichever occurs first.

As a Company employee, you will be expected to abide by Company policies and procedures. As a condition of employment, you must sign and comply with the attached Employee

Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment relationship with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company. As we have discussed, in the event that we are not successful in our pending licensing of AZD4901 from AstraZeneca, the Company may not be in a position to continue your employment. I mention this so that you can assess whether or not you choose to give notice to your current employer in advance of the completion of our license.

This offer is contingent upon a background check clearance and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other representations or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

Please sign and date this letter, and the enclosed Employee Proprietary Information and Inventions Agreement, and return them to me by August 1, 2015, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on August 24, 2015.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Julia C. Owens
Julia C. Owens, Chief Executive Officer

Accepted:

/s/ Jeffery Brinza
Jeffery Brinza

7-28-15
Date

Attachment: Employee Proprietary Information and Inventions Agreement